Confidential

May 25, 2006

Board of Directors of Securac Corp.
2500, 520 — 5th Avenue S.W.,
Calgary, AB T2P 3R7

RE: Acquisition of Securac Corp.

Ladies and Gentlemen:

This will confirm our understanding concerning a proposed transaction (the “Transaction”), pursuant to which Edentify, Inc., a Nevada public corporation (“Purchaser”), will acquire a 100% interest in Securac Corp., a Nevada public corporation (“Seller”), on the terms and subject to the conditions set forth in the attached term sheet (the “Term Sheet”). This letter of intent (this “Letter”), together with the Term Sheet, does not contain all matters upon which agreement must be reached in order for the Transaction to be consummated and is intended solely as an outline of certain material provisions. In addition, the exact method by which the Transaction will be effected is to be determined only after Purchaser has completed its due diligence and the parties have determined which method will provide them with the most beneficial economic, tax and accounting results. In order to induce us to expend the time and incur the costs and expenses to conduct due diligence and to negotiate and document the definitive terms and conditions of the Transaction, we require that you agree to provide us with a period of exclusivity, and that we agree on certain other matters, as set forth in this Letter.

1. Effective Date; Termination. This Letter shall be effective during the term (the “Term”) (a) commencing on the earlier to occur of (i) the date when the board of directors of both Purchase and Seller have formally authorized the entry into this Letter and (ii) June 6, 2006 and (b) terminating on the earlier to occur of (i) the execution and delivery of a definitive agreement regarding the Transaction (the “Definitive Agreement”) and (ii) 5:00 p.m. Eastern Standard Time on August 31, 2006, unless extended by mutual written agreement of the parties.

2. Exclusive Negotiations.

(a) During the Term, Seller will, and will cause each of its subsidiaries, and all of the respective directors, officers, employees, representatives and agents of Seller and each of its subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore in respect to any merger, sale of assets (other than in the ordinary course of business consistent with past practice) or equity interests or other business combination involving Seller or any division thereof (an “Acquisition Transaction”).

(b) During the Term, Seller shall not, and shall not permit any of its subsidiaries, or any of the respective directors, officers, employees, representatives or agents of Seller or any of its subsidiaries to, directly or indirectly, (x) encourage, solicit or initiate discussions or negotiations with, or provide any nonpublic information to, any person, other than Purchaser or any group in which Purchaser or its affiliates participates, concerning an Acquisition Transaction, or (y) otherwise solicit, initiate or encourage inquiries or the submission of any proposal contemplating an Acquisition Transaction.

(c) Seller will promptly communicate to Purchaser the terms of any inquiry or proposal which it may receive in respect of an Acquisition Transaction. Seller’s notification under this Section 2(c) shall include the identity of the person making such proposal and any other such information with respect, thereto as Purchaser may reasonably request.

3. Expenses.

(a) Seller and Purchaser will bear their own expenses in connection with the transaction contemplated herein.

(b) In the event that prior to the expiration of the Term, (i) the Definitive Agreement is not executed and delivered (other than as a result of action or inaction of the Purchaser) and Seller materially breached its obligations to Purchaser under this Letter, or (ii) Seller notifies Purchaser that Seller is no longer willing to pursue a transaction with Purchaser on substantially the same terms and conditions as described in the final term sheet initialed by the parties and to be appended to this Letter, then Seller shall pay Purchaser liquidated damages in the amount of $50,000, plus all reasonable costs and expenses incurred or paid by Purchaser, including the expenses of its outside advisors.

4. Conduct of Business. During the Term:

(a) Seller will conduct its business only in the normal and ordinary course pending execution and delivery of the Definitive Agreement;

(b) Except upon giving ten (10) days advance written notice to Edentify, Seller will not issue or sell, agree to issue or sell or authorize the issuance or sale of any shares of its capital stock or other securities exchangeable for or convertible into shares of its capital stock or grant any warrants, options, rights, calls or other commitments of any nature to acquire any shares of its capital stock;

(c) Seller will promptly notify Purchaser of the commencement or threat of any litigation or other event or circumstance which might reasonably be expected to have a material adverse effect upon the assets or the business of Seller or the ability of Seller to execute and deliver the Definitive Agreement or to consummate the Transaction.

In the event that Seller does not provide to Edentify any notice required pursuant to this paragraph, such failure shall be deemed a material breach of this Letter.

5. Publicity. Each party agrees that it will not, and will not permit any of its affiliates to, issue any reports, statements or releases pertaining to this Letter or any term sheet and the implementation thereof without the prior written consent of the other party except where such disclosure is required in the opinion of that party’s securities counsel to comply with the disclosure requirements of the U.S. Securities and Exchange Commission, in which case, however, the disclosing party will consult with the other party to reach a mutually agreeable disclosure, provided that agreement on such disclosure does not cause either party to be untimely in its disclosure obligations under the Securities Exchange Act of 1934, as amended or the regulations thereunder.

6. Brokers’ or Finders’ Fees. Seller will indemnify and hold Purchaser harmless from any claim for brokers’ or finders’ fees arising out of the transactions contemplated herein by any person claiming to have been engaged by Seller or any of its affiliates. Purchaser will indemnify and hold Seller harmless from any claim for brokers’ or finders’ fees arising out of the transactions contemplated herein by any person claiming to have been engaged by Purchaser or any of its affiliates.

7. Legal Effect. Except with respect to Section 2 and to the extent provided in the last sentence of this Section 7, this Letter is not intended to be binding upon the parties hereto or to create any legal or equitable obligations or rights, including, without limitation, an agreement to enter into an agreement. This Letter, together with the enclosed term sheet, is intended to be, and shall be construed as, only a summary and evidence of the discussions between Purchaser and Seller to the date hereof and an agreement with respect to the conduct of each party prior to the execution and delivery of the Definitive Agreement or the termination of discussions regarding the Transaction, and not as an offer to purchase or sell the assets or the business of Seller or the stock of Seller or an agreement with regard thereto. Without limiting the generality of the foregoing, it is the parties’ intent that, until the execution and delivery of the Definite Agreement, no agreement binding on the parties shall exist with respect to the Transaction and there shall be no obligations whatsoever based on such things as parol evidence, extended negotiations, “handshakes,” oral understandings, or courses of conduct (including reliance and changes of position). Efforts by either party to complete due diligence, negotiate, obtain financing or prepare a contract shall not be considered as evidence of intent by either party to be bound by a term sheet or otherwise. The respective rights and obligations of Purchaser and Seller remain to be defined in the Definitive Agreement, into which this Letter, together with the enclosed term sheet or any revised term sheet, and all prior discussions shall merge; provided, however, that the obligations of Purchaser and Seller under Sections 2 through 6, inclusive, hereof shall be binding upon each party during the Term; provided, further, however, that upon termination of the Term neither party shall have any obligations to the other party except as set forth in Sections 3, 5 and 6 hereof and in the Confidentiality Agreement between Purchaser and Seller dated February 22, 2006.

If this Letter accurately reflects our understanding, please so indicate by signing the original and duplicate of this Letter, and returning a fully executed copy to us. If we do not receive a fully executed copy of this Letter by 5:00 p.m. Eastern Standard Time on May 25, 2006, this Letter, together with the enclosed term sheet, shall be deemed withdrawn.

Very truly yours,

Edentify, Inc.

By: /s/ Terrence DeFranco

Name: Terrence De Franco Title: Chief Executive Officer

Accepted and agreed to as

date first written above.

Securac Corp.

By: /s/ Terry Allen

Name: Terry Allen Title Chief Executive Officer

Edentify, Inc.
Acquisition of Securac Corp.
Term Sheet (the “Term Sheet”)

Acquiror:	Edentify, Inc., a publicly traded Nevada corporation (“Edentify”).

Target:	Securac Corp., a publicly-traded Nevada corporation (“Securac”).

Transaction:	7.01 Edentify shall acquire, through a share exchange,
all of the outstanding capital stock of Securac on a
fully-diluted, as converted basis, such that following the
Acquisition, Securac will be a wholly-owned subsidiary of
Edentify, such acquisition being referred to hereinafter as the
“Acquisition.” The parties intend the Acquisition to be a tax free reorganization within the meaning of IRC §368.
In the event that that parties determine within 30 days after the execution of this LOI and Term Sheet and can consummate the
Acquisition by the Termination Date (as stated in the LOI to which this Term Sheet is attached) more efficiently and
effectively as an acquisition of substantially all the assets of
Securac, the parties shall pursue the transaction in that form, if reasonable under the circumstances. The Consideration and such other applicable terms stated in this Term Sheet may be adjusted accordingly.
7.02

Consideration:	5,000,000 shares of common stock of Edentify (“Stock Consideration”). Edentify reserves the right to adjust such consideration based on notification of materially adverse events.

Anticipated Closing:	Immediately upon declaration of effectiveness of registration statement registering Stock Consideration and satisfaction of other conditions to Closing set forth below.

Conditions to Closing:	1) Completion of due diligence to satisfaction of Edentify and
Securac;
2) The execution of definitive agreements regarding the
Acquisition by Edentify and Securac;
3) In the event the parties pursue an acquisition of
substantially all the assets of Securac, Securac shall have
obtain forbearance letters (in substantially the form attached to this Term Sheet) for each creditor (as of the date hereof) that exceeds $25,000 on terms satisfactory to Edentify prior to
execution of Definitive Agreement;
4) A declaration of effectiveness by the U.S. Securities Exchange
Commission (the “SEC”) for the registration statement filed by
Edentify registering the Stock Consideration;
5) The Board of Securac will formally appoint an Edentify nominee to the Board of Directors of Securac, and two members of the
Securac Board will have resigned from the Board and/or as
principal officers of Securac effective Closing. At least
10-days prior to the Closing, Securac shall have filed a notice of change of control of the Board on Schedule 14F pursuant to SEC rules and regulations.
6) Within the time prescribed by SEC rules and regulations and within time sufficient to permit Closing to occur as contemplated in the definitive agreement for the Acquisition, Securac shall have filed an Information Statement on Schedule 14C, notifying the public shareholders of the vote by the registered
shareholders of Securac to approve the Acquisition and the SEC shall have stated no objection to same.
 7) Securac shall have secured the assignment/consent of all material contracts that would, by their terms and as a result of the Acquisition, be terminated, unless otherwise omitted by
written agreement of Edentify.
8) Edentify shall contribute/invest not less than $2,500,000 in working capital to Securac, provided, however, that such funds shall be designated solely for working capital and debt reduction as and other operating purposes further defined in a detailed use of proceeds and shall not be available for distribution to the shareholders of Securac.

9) Securac shall not have incurred any obligations between the execution of this LOI/Term Sheet and the Closing Date that are not in the ordinary course of business.
10) The parties shall have obtained all required approval from their respective shareholders and boards of directors.

Escrow:	[RESERVED]

Lock-Up Agreement:	Effective on or before the Closing, the principal stockholders
(holding securities that entitle same to, upon any exercise or conversion, to an excess of 5% of the outstanding common stock of
Securac), directors, executive officers of Securac will agree not to offer, pledge, sell, transfer or otherwise dispose of (or agree to do any of the foregoing) any interest in any Stock
Consideration (or securities exercisable or convertible into
Common Stock of Edentify) until one year following Closing and thereafter, to limit the transfer or other disposal of the Stock
Consideration to 25% per quarter of the pro-rata amount of the
Stock Consideration received by each Principal.

Taxes:	This transaction is intended by the parties to be a tax-free reorganization pursuant to IRC Section 368(a)(1)(B).

Disclaimers:	1. The terms set forth herein are non-binding and subject to and superseded by the terms and conditions set forth in the
definitive transaction documents.
 2. THIS TERM SHEET IS NOT AN OFFER TO SELL SECURITIES AND
THE TERMS SUMMARIZED ABOVE ARE QUALIFIED IN THEIR ENTIRETY BY THE
MORE DETAILED DESCRIPTIONS CONTAINED IN THE DEFINITIVE DOCUMENTS
REGARDING THIS ACQUISITION. EACH ACQUIROR OF EDENTIFY COMMON
STOCK WILL BE REQUIRED TO ENTER INTO A FORMAL SUBSCRIPTION
AGREEMENT WHICH WILL INCLUDE REPRESENTATIONS AND WARRANTIES AS TO
EACH ACQUIROR’S ELIGIBILITY AS AN ACCREDITED INVESTOR AND OTHER
INVESTOR SUITABILITY REQUIREMENTS. NO SHARES OF COMMON STOCK OF
EDENTIFY WILL BE OFFERED OR SOLD EXCEPT IN COMPLETE COMPLIANCE
WITH THE FOREGOING.